UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2021

Magnachip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A. 1, Allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On March 25, 2021, Magnachip Semiconductor Corporation, a Delaware corporation (the “Company”), South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”) formed by an affilaite of Wise Road Capital LTD (“Wise Road”), and Michigan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing its corporate existence under the General Corporation Law of the State of Delaware (the “DGCL”) as the surviving corporation (the “Surviving Corporation”) in the Merger and becoming a wholly-owned subsidiary of Parent.

The Company’s Board of Directors (the “Board”) (a) approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, (b) determined that it is in the best interests of the Company and its stockholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions of the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) resolved to recommend to the stockholders of the Company that they adopt the Merger Agreement in accordance with the DGCL.

Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately before the effective time of the Merger (the “Effective Time”) (other than (a) shares of Common Stock owned by the Company or any of its wholly-owned subsidiaries or by Parent or any of its subsidiaries immediately before the Effective Time and (b) any shares of Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has properly and validly exercised their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL) will be cancelled and will cease to exist and will be automatically converted into the right to receive $29.00 in cash, without interest (the “Merger Consideration”), subject to applicable withholding taxes.

Pursuant to the Merger Agreement, the Company will use reasonable best efforts so that, as of the Effective Time, (a) each option to acquire shares of Common Stock granted under the 2011 Equity Incentive Plan and the 2020 Equity and Incentive Compensation Plan of the Company (the “Company Equity Plans”) (each, a “Company Option”) outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company or the holder of that Company Option, will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option at the time of calculation multiplied by (ii) the aggregate number of shares of Common Stock underlying such Company Option immediately before the Effective Time (if the per share exercise price or purchase price of any Company Option is greater than or equal to the Merger Consideration, such Company Option will be cancelled and terminated as of the Effective Time without any cash payment being made or other consideration provided in respect thereof); (b) each restricted stock unit that is subject to vesting or other risks of forfeiture (other than Company PSUs (as defined below)) granted under the Company Equity Plans (“Company RSUs”) outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company RSU, will be vested and all restrictions thereon will lapse in full as of immediately before the Effective Time, and each such vested Company RSU will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Common Stock that such Company RSU conveyed the right to receive; and (c) each performance-based restricted stock unit granted under the Company Equity Plans (“Company PSUs”, and together with Company Options and Company RSUs, collectively, the “Company Equity Awards”) outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company PSU, will be vested and all restrictions thereon will lapse in full and the number of shares of Common Stock subject to such Company PSU earned or deemed earned based on performance measures will be equal to the maximum amount of such award as of immediately before the Effective Time, and each such vested Company PSU will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Common Stock that such Company PSU conveyed the right to receive. The payment of the amounts described above with respect to the Company Equity Awards will be reduced by any applicable required income or employment tax withholding.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholder meeting (the “Company Stockholders Meeting”) that will be held on a date to be announced as promptly as reasonably practicable following the customary Securities and Exchange Commission (“SEC”) review process. The closing of the Merger is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock as of the record date for the Company Stockholders Meeting (such adoption, the “Requisite Company Vote”). Consummation of the Merger is also subject to (i) the receipt of certain required or requested governmental approvals, (ii) the absence of any order or law issued, enacted or deemed applicable by certain governmental authorities specified in the Merger Agreement that makes consummation of the Merger illegal and that remains in effect (a “Prohibitive Order”), (iii) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and (iv) other customary closing conditions, including the accuracy of each party’s representations and warranties, and each party’s compliance with its obligations under the Merger Agreement (subject in the case of this clause (iv) to certain materiality qualifiers).

Parent has obtained equity commitments from an affiliate of Wise Road, which has in turn obtained equity commitments from other affiliates of Wise Road and certain co-investors, the aggregate net proceeds of which Parent has represented will be sufficient (together with any debt financing actually received by Parent prior to closing, but which is not a condition to closing) for Parent to pay in cash all amounts required to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby, including the aggregate Merger Consideration, plus Parent’s and Merger Sub’s costs and expenses.

The Merger Agreement includes certain representations, warranties and covenants of the Company, Parent and Merger Sub that are customary for transactions of this type, including, among other things, covenants by the Company to (i) conduct its business in the ordinary course during the interim period and (ii) call the Company Stockholders Meeting.

During the period from March 25, 2021 and continuing until the termination of the Merger Agreement in accordance with its terms, the Company is subject to customary non-solicitation restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions with a third party in relation to an alternative transaction, subject to certain customary exceptions to permit the Board to comply with its fiduciary duties.

The Board has resolved to recommend that stockholders vote to adopt the Merger Agreement. Prior to obtaining the Requisite Company Vote, under specified circumstances the Board may change its recommendation that stockholders vote to adopt the Merger Agreement if the Board has determined in good faith (following consultation with its outside legal counsel and financial advisor) that the failure to effect a change of recommendation would be inconsistent with its fiduciary duties under applicable law as a result of (i) a material change, event, effect, occurrence, development, fact or circumstance in respect of the Company or any of its subsidiaries that arises after the date of the Merger Agreement and that was not known or reasonably foreseeable to the Board prior to the date of the Merger Agreement (other than (1) any change, event, effect, occurrence, development, fact or circumstance resulting from a breach of the Merger Agreement by the Company, any of its subsidiaries or any of their respective representatives, (2) any Takeover Proposal (as defined in the Merger Agreement), or (3) the fact that the Company or any of its subsidiaries exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations in any period (however, the underlying reasons for such events may constitute an Intervening Event)) (an “Intervening Event”) or (ii) an unsolicited, bona fide, written Takeover Proposal that did not result directly or indirectly from a material breach of any provision of the Merger Agreement and which the Board determines in good faith (following consultation with its outside legal counsel and financial advisor) would constitute a Superior Proposal (as defined in the Merger Agreement) (in which latter case the Board may also authorize the Company to terminate the Merger Agreement to enter into such Superior Proposal conditional upon payment of a termination fee, as described below). Before the Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent with a four (4) business day period (subject to an additional two (2) business day period in the event of changes to the financial terms or any other material term or condition in respect of the Superior Proposal) during which the Company will negotiate in good faith with Parent to make adjustments to the Merger Agreement before determining whether to change its recommendation in response to such Intervening Event or Superior Proposal or terminate the Merger Agreement to accept a Superior Proposal.

The Merger Agreement contains termination rights for each of the Company and Parent, including if (i) the consummation of the Merger does not occur by 11:59 p.m. (New York time) on September 25, 2021 (subject to extension to December 25, 2021 and again to March 25, 2022 at the option of either party if certain regulatory approvals have not been obtained by such date or certain governmental authorities specified in the Merger Agreement have issued, enacted or deemed applicable a Prohibitive Order) (the “Termination Date”), (ii) the Requisite Company Vote is not obtained, (iii) any of certain governmental authorities specified in the Merger Agreement issues, enacts or deems applicable after the date of the Merger Agreement a Prohibitive Order that has become final and non-appealable, or (iv) the other party has breached the Merger Agreement, which breach would give rise to a failure, or has materially contributed to the failure, of certain conditions to the non-breaching party’s obligations to close (subject to a cure period). Additionally, Parent may terminate the Merger Agreement in certain other circumstances, including if (a) prior to obtaining the Requisite Company Vote, the Board effects a recommendation change, (b) a Takeover Proposal is made and the Board recommends in favor of such Takeover Proposal or fails to publicly reaffirm the Board’s recommendation for the Merger within ten (10) days after receipt of Parent’s request to do so, and (c) any of certain governmental authorities specified in the Merger Agreement notifies either of the parties that any approval in connection with any filing or other submission required by applicable law in the jurisdiction of such governmental authority or requested by such governmental authority will be conditioned on the imposition of a Burdensome Condition (as defined in the Merger Agreement) that Parent is unwilling to accept or take, and Parent has notified the Company of such Burdensome Condition at least ten (10) business days prior to such termination and has consulted with the Company in good faith in respect of such Burdensome Condition. The Company, on the other hand, may terminate the Merger Agreement in certain other circumstances, including (x) in order to enter into a definitive agreement with respect to a Superior Proposal (conditional upon the payment of the applicable termination fee (as described below)) and (y) if (I) all of the mutual conditions of the Company and Parent to effect the Merger and Parent’s conditions to its obligation to effect the Merger have been satisfied or waived, (II) the Company has confirmed by irrevocable written notice to Parent that (A) all conditions to the Company’s obligation to effect the Merger have been satisfied or the Company is willing to waive any unsatisfied conditions and (B) the Company intends to terminate the Merger Agreement if Parent and Merger Sub do not consummate the Merger, and (III) Parent does not consummate the Merger within three (3) business days following receipt of the Company’s notice.

The Merger Agreement provides that the Company would be required to pay Parent a termination fee in cash equal to $42,100,000 upon termination of the Merger Agreement under specified circumstances, including (i) termination by the Company to enter into a definitive agreement with respect to a Superior Proposal, (ii) termination by Parent in the event of a change of recommendation by the Board, (iii) termination by Parent in the event a Takeover Proposal is made and the Board recommends in favor of such Takeover Proposal or fails to publicly reaffirm its recommendation for the Merger within ten (10) days after receipt of Parent’s request to do so, and (iv) if a Takeover Proposal is publicly made or publicly announced prior to the date of the Company Stockholders Meeting and not subsequently withdrawn prior to the Company Stockholders Meeting, the Merger Agreement is terminated by either party due to failure to obtain the Requisite Company Vote, and within twelve (12) months after such termination, the Company consummates a certain transaction or enters into a definitive agreement in connection with a certain transaction that is subsequently consummated.

The Merger Agreement also provides that Parent would be required to pay the Company a termination fee in cash equal to $105,300,000 (subject to reduction as described below) upon termination of the Merger Agreement under specified circumstances, including (i) termination by either party if the Merger is not consummated by the Termination Date at a time when any of certain regulatory conditions have not been satisfied and certain other conditions have been satisfied or waived, (ii) termination by either party if any of certain governmental authorities specified in the Merger Agreement issues, enacts or deems applicable after the date of the Merger Agreement a Prohibitive Order that has become final and non-appealable at a time when certain other conditions have been satisfied or waived, (iii) termination by Parent if any of certain governmental authorities specified in the Merger Agreement notifies either of the parties that any approval in connection with any filing or other submission required by applicable law in the jurisdiction of such governmental authority or requested by such governmental authority will be conditioned on the imposition of a Burdensome Condition that Parent is unwilling to accept or take (subject to the notification and consultation rights of the Company as described above) at a time when certain conditions have been satisfied or waived, (iv) termination by the Company if Parent has committed a certain uncured breach of the Merger Agreement that is a Willful and Material Breach (as defined in the Merger Agreement); and (v) termination by the Company if Parent fails to consummate the Merger despite all of the conditions to closing being satisfied or waived and the Company providing written notice as described in more detail above. The termination fee payable by Parent is subject to reduction to (1) $70,200,000 in clauses (i), (ii) and (iii) of the foregoing sentence upon termination in circumstances involving certain governmental authorities specified in the Merger Agreement or (2) $84,300,000 in clauses (i), (ii) and (iii) of the foregoing sentence upon termination in circumstances involving certain other governmental authorities specified in the Merger Agreement.

Concurrently with the signing of the Merger Agreement, Parent delivered to the Company a standby letter of credit (the “Standby Letter of Credit”) issued by China CITIC Bank International Limited, New York Branch in favor of the Company. Pursuant to the Standby Letter of Credit, an amount in cash equal to $103,500,000 may be drawn by the Company (and in certain circumstances directed to an escrow account), subject to the terms of the Standby Letter of Credit and the Merger Agreement, in the event that Parent is required to pay the Company a termination fee or damages for breach of the Merger Agreement (subject to the terms of the Merger Agreement) and Parent has not made such payment when due.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Wise Road, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01	Other Events

Communications

In connection with the Merger, the Company made the following communications, which were first used or made available on March 29, 2021 following the announcement of the Merger:

•	Letter sent by email to the Company’s employees, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein;

•	Letter sent by email to certain of the Company’s customers, a copy of which is attached hereto as Exhibit 99.2 and is incorporated by reference herein;

•	Letter sent by email to certain of the Company’s suppliers, vendors and business partners, a copy of which is attached hereto as Exhibit 99.3 and is incorporated by reference herein; and

•

Q&A document sent by e-mail to the Company’s executive officers and its investor relations team (and which may be distributed to certain other members of its management), a copy of which is attached hereto as Exhibit 99.4 and is incorporated by reference herein.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and Parent. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail or otherwise provide the definitive proxy statement and a proxy card to each shareholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.magnachip.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. The Company and its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the proposed transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021 and the definitive proxy statement on Schedule 14A for the Company’s most recent Annual Meeting of Shareholders held in June 2020, which was filed with the SEC on April 29, 2020. To the extent the Company’s directors and executive officers or their holdings of the Company securities have changed from the amounts disclosed in those filings, to the Company’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.magnachip.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations, statements relating to the proposed transaction among the Company and Parent and expressions of confidence, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “will be,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe(s),” “intend,” “predict,” “potential,” “future,” “strategy,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the possibility that any or all of the conditions precedent to the consummation of the proposed transaction, including, the receipt of shareholder and regulatory approvals, may not be satisfied or waived; unanticipated difficulties or expenditures relating to the proposed transaction; that the transaction may not be completed in a timely manner or at all; the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement; the diversion of and attention of management of the Company on transaction-related issues; legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Board and the Company’s executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers, business partners and regulators to the announcement of the proposed transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and updated in subsequent reports filed by the Company with the SEC. These reports are available at www.magnachip.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 25, 2021, by and among South Dearborn Limited, Michigan Merger Sub, Inc., and Magnachip Semiconductor Corporation*

99.1	Letter sent by email to the Company’s employees

99.2	Letter sent by email to certain of the Company’s customers

99.3	Letter sent by email to certain of the Company’s suppliers, vendors and business partners

99.4	Q&A document sent by e-mail to the Company’s executive officers and its investor relations team (and which may be distributed to certain other members of its management)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: March 29, 2021	By:	/s/ Theodore Kim
Theodore Kim
Chief Compliance Officer, General Counsel and Secretary